SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 22, 2011

Date of Earliest Event Reported: June 9, 2011

C2E ENERGY, INC.
(Exact Name of Registrant as Specified in its Charter)

ODYSSEY OIL & ENERGY, INC.

 (Former Name of Registrant)

Florida
(State of Organization)

65-1139235
(I.R.S. Employer Identification No.)

Commission File Number 333-106299
Design Quarter, Nicol Grove office Park
Leslie Road, Fourways 2044
South Africa
Address of Principal Executive Offices
Registrants Telephone Number (including area code):+27(11) 513-3558

C2E ENERGY, INC.

Report on Form 8-K

 ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 22, 2011.  C2E Energy, Inc. (the “Company”) entered into an agreement to acquire a 100% (one hundred percent) interest in both Yorkshire Energy Holding and Yorkshire Trading. Yorkshire Energy Holding has the rights to explore and drill for oil and gas in African countries. Yorkshire Trading is a leading provider of switchgear products for the power industry. In terms of the acquisitions the Company, will issue 100,000,000 (one hundred million) shares of common restricted stock.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

On October 28, 2010.  C2E Energy, Inc. (the “Company”) entered into an agreement to acquire a 51% (fifty one percent) interest in Beijing Yihaotong Information Technology Co., Ltd, which has the technology and patents for a Mobile Information Service Platform for Maternal And Child Health Care and for a Remote Home Health Care System.  5,000,000 (five million) shares of common restricted stock were to be issued for this acquisition.  After completing all the due diligence the registrant decided not to go ahead with this acquisition. The acquisition was cancelled and no stock was issued by the registrant.

On October 28, 2010.  C2E Energy, Inc. (the “Company”) entered into an agreement to acquire a 51% (fifty one percent) interest in Dongguan NaMing New Material Science and Technology Ltd, which has the technology to convert rare earth elements into finished products. 50,000,000 (fifty million) shares of common restricted stock were to be issued for this acquisition.  After completing all the due diligence the registrant decided not to go ahead with this acquisition. The acquisition was cancelled and no stock was issued by the registrant.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

As a result of the agreement as described in Item 1.01 above, the C2E Energy, Inc has acquired a 100% (one hundred percent) interest in Yorkshire Energy Holding and Yorkshire Trading, and will issue 100,000,000 (one hundred million) shares of common restricted stock for the acquisition.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(b) EXHIBITS

Exhibit No.	Exhibits

1.1	Agreement Yorkshire Energy Holding and Yorkshire Trading,

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C2E Energy, Inc.

June 9, 2011

	By:	/s/ Johannes Roux
Johannes Roux
Principal Executive Officer,
President and Director